                                                                    EXHIBIT 99.1


                     [Letterhead of Sanderson Farms, Inc.]


                     CONTACT:  MIKE COCKRELL
                               TREASURER & CHIEF FINANCIAL OFFICER
                              (601) 649-4030


                          SANDERSON FARMS, INC. REPORTS
                     SECOND QUARTER RESULTS FOR FISCAL 2003


LAUREL, Miss. (May 27, 2003) -- Sanderson Farms, Inc. (NASDAQ/NM: SAFM) today reported results for the second quarter and six months ended April 30, 2003.


         Net sales for the second quarter of fiscal 2003 were $201.2 million compared with $175.4 million for the same period a year ago. For the quarter, the Company reported net income of $12.8 million, or $0.98 per diluted share, compared with net income of $7.7 million, or $0.58 per diluted share, for the second quarter of fiscal 2002. During the second quarter of fiscal 2003, the Company recognized $3.8 million, net of income taxes, or $0.29 per diluted share, for Sanderson Farms' share in the partial settlement of the lawsuits against vitamin and methionine suppliers for overcharges, compared to $1.6 million, or $0.12 per diluted share, during the second quarter of last year. Excluding these special items, net income was $9.0 million, or $0.69 per diluted share, for the current quarter compared to $6.1 million, or $0.46 per diluted share, for last year's second quarter.


         Net sales for the first six months of fiscal 2003 were $385.4 million compared with $339.9 million for the first half of fiscal 2002. Net income for the first half of the year totaled $18.1 million, or $1.38 per diluted share, compared with net income of $13.0 million, or $0.97 per diluted share, for the first six months of last year. During the first half of fiscal 2003, the Company recognized $7.6 million, net of income taxes, or $0.58 per diluted share, for Sanderson Farms' share in the partial settlement of lawsuits against vitamin and methionine suppliers for overcharges, compared to $1.6 million, or $0.12 per diluted share, during the first half of last year. Excluding these special items, net income was $10.5 million, or $0.80 per diluted share, for the first half of this year, compared to $11.4 million, or $0.85 per diluted share, for the first half of last year.


         "Sanderson Farms' solid financial and operating performance continued during the second fiscal quarter of 2003," said Joe F. Sanderson, Jr., president and chief executive officer of Sanderson Farms, Inc. "While these results reflect continued strength in our operations, they also reflect modest improvement in certain sectors of the chicken market compared with a year ago. We expect further improvement in the poultry markets as we enter the summer months, which historically have been the period of highest demand for chicken products. We are further encouraged that the leading production indicators of protein supplies signal no significant increase for the balance of this fiscal year. We began to see evidence of an improving market in May as the market price for boneless breast meat improved to over $1.70 per pound from $1.50 on May 1, while the Georgia dock price has improved each week during May, and currently stands at 65.00 cents per pound."


                                     -MORE-

Sanderson Farms Reports Second Quarter 2003 Results
Page 2
May 27, 2003


         As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 1.1% in the Company's second fiscal quarter compared with the same period in 2002, while decreasing 0.8% for the first six months of the fiscal year compared with the first half of last year. Bulk leg quarter prices decreased approximately 1.5% during the quarter compared with last year's second quarter, and have decreased 18.2% for the first half of the year compared with the first half of last year. On the other hand, boneless breast meat prices during the quarter were approximately 17.8% higher than the prior-year period, and were up 12.7% through the first six months of the year. Wing prices averaged 69.7 cents per pound, up 9.23% from the average of 63.81 cents per pound during the second quarter of fiscal 2002. Market prices for corn and soybean meal, our primary feed ingredients, increased 18.1% and 12.6%, respectively, compared with the second quarter a year ago.


         "We are pleased with our overall execution during the second fiscal quarter," continued Sanderson. "This quarter marked the one-year anniversary of the conversion of our Hazlehurst, Mississippi processing plant from a small bird plant to a larger bird plant, and we are pleased with the solid, steady improvement we have seen since the conversion. We began processing additional head on the night shift of our Collins, Mississippi, processing plant in May. As a result, production at this plant will increase to approximately 1,075,000 head per week, moving closer to its 1.2 million head per week capacity."


         "As noted, leading indicators of future production, such as weekly broiler egg sets and chick placements, continue to indicate improved market conditions during the current year. As a result, we remain comfortable with earnings estimates for fiscal 2003 in a range of $2.40 to $2.50 per diluted share, excluding non-recurring items such as the vitamin and methionine lawsuit recoveries described above."


         Sanderson Farms will hold a conference call to discuss this press release today, May 27, 2003, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's Web site at www.sandersonfarms.com or through www.companyboardroom.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 27, 2003.


         Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the Nasdaq Stock Market under the symbol SAFM.


         This press release contains forward-looking statements based on management's current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the "Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance" in Item 7 of the Company's 2002 Annual Report on Form 10-K and please refer to the cautionary statement found in Management's Discussion and Analysis of Financial Condition and Results of Operations under the heading "General" in
Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company's second quarter ended April 30, 2003.


                                     -MORE-

Sanderson Farms Reports Second Quarter 2003 Results
Page 3
May 27, 2003


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                                  (Unaudited)
                    (In thousands, except per share amounts)


                                              THREE MONTHS ENDED             SIX MONTHS ENDED
                                                  APRIL 30,                     APRIL 30,
                                           ------------------------      ------------------------
                                             2003           2002           2003           2002
                                           ---------      ---------      ---------      ---------
Net sales                                  $201,184       $175,413       $385,372       $339,940
Costs and expenses:
  Cost of sales                             172,803        155,560        340,396        303,663
  Selling, general and administrative         7,059          6,471         14,250         13,398
                                           --------       --------       --------       --------
                                            179,862        162,031        354,646        317,061
                                           --------       --------       --------       --------

  Operating income                           21,322         13,382         30,726         22,879

Other income (expense):
  Interest income                                12             10             26             51
  Interest expense                             (694)          (953)        (1,432)        (1,954)
  Other                                          41             (6)           (37)            (3)
                                           --------       --------       --------       --------
                                               (641)          (949)        (1,443)        (1,906)
                                           --------       --------       --------       --------

Income before income taxes                   20,681         12,433         29,283         20,973
Income tax expense                            7,865          4,725         11,130          7,970
                                           --------       --------       --------       --------
Net income                                 $ 12,816       $  7,708       $ 18,153       $ 13,003
                                           ========       ========       ========       ========

Basic earnings per share                   $   0.99       $   0.59       $   1.40       $   0.98
                                           ========       ========       ========       ========
Diluted earnings per share                 $   0.98       $   0.58       $   1.38       $   0.97
                                           ========       ========       ========       ========
Dividends per share                        $   0.10       $   0.10       $   0.20       $   0.20
                                           ========       ========       ========       ========

Weighted average shares outstanding:
  Basic                                      12,942         13,072         12,976         13,264
                                           ========       ========       ========       ========
  Diluted                                    13,119         13,308         13,167         13,468
                                           ========       ========       ========       ========

                                     -MORE-

Sanderson Farms Reports Second Quarter 2003 Results
Page 4
May 27, 2003


                     SANDERSON FARMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                     APRIL 30,           OCTOBER 31,
                                                        2003                2002
                                                     ---------           ---------
                                                              (Unaudited)
 ASSETS
 Current assets:
   Cash and cash equivalents                         $  17,336           $   9,542
   Accounts receivable, net                             37,271              41,073
   Inventories                                          62,196              57,964
   Refundable income taxes                                   0               2,764
   Prepaid expenses                                     12,149              12,121
                                                     ---------           ---------

 Total current assets                                  128,952             123,464

 Property, plant and equipment                         387,362             389,666
 Less accumulated depreciation                        (225,180)           (233,183)
                                                     ---------           ---------
                                                       162,182             156,483

 Other assets                                              445                 563
                                                     ---------           ---------

 Total assets                                        $ 291,579           $ 280,510
                                                     =========           =========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable and accrued expenses             $  45,120           $  51,769
   Current maturities of long-term debt                    349               3,243
                                                     ---------           ---------
 Total current liabilities                              45,469              55,012

 Long-term debt, less current maturities                57,849              49,969
 Claims payable                                          2,600               2,600
 Deferred income taxes                                  17,038              17,038
 Stockholders' equity                                  168,623             155,891
                                                     ---------           ---------

 Total liabilities and stockholders' equity          $ 291,579           $ 280,510
                                                     =========           =========


                                      -END-